Exhibit 99.1

GFA Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

March 31, 2007 and December 31, 2006

	(Unaudited) 3/31/2007	(Restated) 12/31/2006
ASSETS
Current Assets:
Cash and cash equivalents	$2,688,786	$2,373,011
Investments	8,225,000	7,725,000
Accounts receivable, net of allowance for doubtful accounts and discounts of $199,094 at March 31, 2007 and $199,485 at December 31, 2006	9,155,677	8,713,726
Inventories	6,224,838	5,530,149
Prepaid expenses and other	76,619	121,314
Deferred taxes	1,366,543	1,015,599

Total current assets	27,737,463	25,478,799
Property and Equipment, net	177,080	165,774

Other Assets:
Goodwill	75,213,104	75,213,104
Other intangibles	17,000,000	17,000,000
Deferred financing costs, net of accumulated amortization of $1,945,123 at December 31, 2006	—	953,956
Security deposits and other	12,998	64,982

	92,226,102	93,232,042

Total assets	$120,140,645	$118,876,615

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Current maturities - long term debt	$—	$4,725,000
Accounts payable	13,263,026	10,538,795
Accrued expenses	2,055,507	2,442,234
Due to related party	2,834,627	2,834,627
Income taxes payable	2,932,792	3,519,138

Total current liabilities	21,085,952	24,059,794
Long-Term Debt	—	—
Deferred Taxes	7,421,084	6,801,304
Commitments and Contingencies
Stockholder’s Equity:
Common stock:
Class A-1, $.001 par value, 700,000 authorized, 533,163 issued and outstanding	533	533
Class A-2, $.001 par value, 200,000 authorized, 25,123 issued and outstanding	25	25
Class L, $.001 par value, 100,000 authorized, 59,240 issued and outstanding	59	59
Additional paid-in capital	63,628,038	63,628,038
Retained earnings	28,004,954	24,386,862

Total stockholder’s equity	91,633,609	88,015,517

	—
Total liabilities and stockholder’s equity	$120,140,645	$118,876,615

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GFA Holdings, Inc. and Subsidiary

Consolidated Statements of Income

Three Months Ended March 31, 2007 and 2006

	(Unaudited) 3/31/2007	(Unaudited) 3/31/2006
Net sales	$45,902,195	$38,097,738
Cost of goods sold	20,647,481	16,311,664

Gross profit	25,254,714	21,786,074
Selling, general and administrative expenses	18,391,772	16,601,088

Operating income	6,862,942	5,184,986
Other (income) expense:
Interest expense	990,880	379,965
Interest and dividend income	(142,299)	(94,082)
Other (income) expense	(131,221)	(32,748)

	717,360	253,135

Income before income taxes	6,145,582	4,931,851
Provision for income taxes	2,527,490	1,971,891

Net income	$3,618,092	$2,959,960

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GFA Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2007 and 2006

	(Unaudited) 3/31/2007	(Unaudited) 3/31/2006
Cash Flows From Operating Activities:
Net income	$3,618,092	$2,959,960
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,495	5,386
Amortization of deferred financing costs	953,956	89,241
Deferred taxes	268,836	548,370
Changes in assets and liabilities:
Accounts receivable	(441,951)	(2,511,497)
Inventories	(694,689)	(67,316)
Prepaid expenses and other	96,679	119,426
Accounts payable and accrued expenses	1,751,158	(51,439)

Net cash provided by operating activities	5,558,576	1,092,131
Cash Flows From Investing Activities:
Purchase of property and equipment	(17,801)	—
Proceeds from sale of securities	4,000,000	5,425,000
Purchases of investments	(4,500,000)	(3,375,000)
Receipts from / payable to related party, net	—	894

Net cash (used in) provided by investing activities	(517,801)	2,050,894
Cash Flows From Financing Activities:
Repayments of long-term debt	(4,725,000)	(3,000,000)

Net cash used in financing activities	(4,725,000)	(3,000,000)
Net increase in cash and cash equivalents	315,775	143,025

Cash and Cash Equivalents:
Beginning	2,373,011	1,736,247

Ending	$2,688,786	$1,879,272

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GFA HOLDINGS, INC. AND SUBSIDIARY

Notes To Unaudited Condensed Consolidated Financial Statements

As of March 31, 2007 and for the Three Months Ended March 31, 2007 and 2006

Note 1—Summary of Significant Accounting Policies

Basis of Presentation: The accompanying unaudited condensed consolidated financial statements as of March 31, 2007, and for the three month periods ended March 31, 2007 and 2006, present the historical financial position, results of operations, and cash flows of GFA Holdings, Inc. (“Holdings”) and its wholly owned subsidiary, GFA Brands, Inc. (a Delaware Corporation), collectively referred to as “GFA” or “the Company”, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, such information contains all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All intercompany transactions and balances have been eliminated. The results of operations for the three months ended March 31, 2007, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2007. Certain information and disclosures normally included in the notes to the annual consolidated financial statements have been condensed or omitted, although GFA believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements should be read in conjunctions with the annual consolidated financial statements and notes thereto for the year ended December 31, 2006.

On February 5, 2004, Holdings was organized and on March 31, 2004 acquired certain assets of New Industries Corporation, formerly known as GFA Brands, Inc. (an Ohio Corporation), referred to as “GFA Ohio”. On the same date, Holdings issued 100,000 shares of common stock to Fitness Foods, Inc. (“FFI”) in exchange for certain of FFI’s assets as part of a contribution agreement between FFI and the Company.

Business: The Company distributes a line of heart healthy and low fat food products under specific brand names, primarily through territorial food brokers, supermarket chains, military commissionaires, and other distributors throughout the United States.

Cash and Cash Equivalents: For the purposes of reporting cash flows, the Company considers all overnight investments and money market funds to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times may exceed Federally insured limits.

Investments: The Company invests excess cash in various marketable equity securities which consisted primarily of auction rate securities at March 31, 2007 and 2006. The investments are managed by the Company with the objective of minimizing the risk of loss of principal while maximizing returns. At times, these objectives may cause sales of investments before their maturity; therefore, they are classified as investments available for sale. These investments are carried at fair value, which amounted to $8,225,000 and $7,725,000 at March 31, 2007 and December 31, 2006, respectively. Realized and unrealized gains and losses during the period were not material. The cost of investments sold is based on the specific identification method.

Accounts Receivable: Accounts receivable are carried at original invoice amount less allowances for cash discounts and doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. The Company does not charge interest on past due receivables.

Inventories: Inventories are stated at the lower of cost (first-in, first-out) or market and consist of finished goods.

Property and Equipment: Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from 5 to 10 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the improvement.

Goodwill: Goodwill is tested annually for impairment or more frequently if events or changes in circumstances indicate that impairment may have occurred. The impairment analysis for goodwill includes a comparison of the Company’s carrying value (including goodwill) to the Company’s estimated fair value. If the fair value of the Company does not exceed its carrying value, then an additional analysis is performed to allocate the fair value to all assets and liabilities of the Company as if the Company had been acquired in a business combination and the fair value was its purchase price. If the excess of the fair value of the Company over the fair value of its identifiable assets and liabilities is less than the carrying value of recorded goodwill, an impairment charge is recorded for the difference.

In assessing the fair value of the Company, management must make assumptions about estimated future operating results and resulting cash flows and consider other factors, including comparable company information. Assumptions about future sales and cash flows require significant judgment involving economic conditions, the fluctuation of actual revenues and the timing of expenses. Management develops future sales estimates based on available customer information, planned timing of new products, planned timing and cost of promotional events and historical trends. Estimates of future cash flows assume that expenses will grow at rates consistent with historical rates. If the expected cash flows are not realized, impairment losses, may be recorded in the future.

Management has determined that no impairment was required to be recognized during the three months ended March 31, 2007 and 2006.

Other Intangibles: Other intangibles are comprised of indefinite life intangible assets which are not amortized but are tested annually for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. In assessing the recoverability of indefinite life intangible assets, the Company must make assumptions about the estimated future cash flows and other factors to determine the fair value of these assets.

Assumptions about future revenue and cash flows require significant judgment because of the fluctuation of actual revenue and the timing of expenses. The Company’s management develops future revenue estimates based on projected growth and other factors. Estimates of future cash flows assume that expenses will grow at rates consistent with historical rates. If the expected cash flows are not realized, impairment losses may be recorded in the future.

An intangible asset is determined to have an indefinite useful life when there are no legal, regulatory, contractual, competitive, economic or any other factors that may limit the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. In each reporting period, the Company also evaluates the remaining useful life of an intangible asset that is not being amortized to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is determined to have a finite useful life, the asset will be amortized prospectively over the estimated remaining useful life and accounted for in the same manner as intangible assets subject to amortization.

The Company has determined that its “Smart Balance” and “Smart Beat” trademarks have an indefinite life and these assets are not being amortized.

Impairment of Long-Lived Assets: The Company evaluates long-lived assets, which includes leasehold improvements and equipment and other intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write down-would be recorded to reduce the related asset to its estimated fair value. No impairment was required to be recognized during the three months ended March 31, 2007 and 2006.

Deferred Financing Costs: The Company capitalized financing costs and fees incurred related to the procurement of its long-term debt. The Company amortized such costs as additional interest expense over the lives of the respective loans using the effective interest method. The debt was repaid in full on February 28, 2007 and the remaining deferred financing costs were expensed at that time.

Revenue Recognition: Revenue is recognized when the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon the receipt of product by the customer. The earnings process is complete once the customer order has been placed and approved and the product shipped and received by the customer. Product is sold to customers on credit terms established on an individual basis. The credit factors used include historical performance, current economic conditions and the nature and volume of the product. The Company offers its customers a variety of sales and incentive programs, including discounts, allowances, coupons, slotting fees, and co-op advertising. Incentives that result in an identifiable benefit to the Company, where the value can be reasonably estimated, are included as a component of selling expenses. Incentives that do not meet these criteria are included as a reduction of revenue. The Company sells their products to customers without the right of return and is not obligated to accept any returns.

Subsequent to the issuance of the Company’s financial statements for 2006, the Company determined that this method of revenue recognition was not properly applied. The financial statements as of and for the years ended December 31, 2006 and 2005, and as of December 31, 2004 and for the period February 5, 2004 (inception) through December 31, 2004 have been restated to give effect to the proper application of this method.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred taxes and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Recently Issued Accounting Pronouncements: In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires the Company to recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In March 2006, Statement No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (“FAS 156”), was released. FAS 156 amends Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”), to require that all separately recognized servicing assets and liabilities in accordance with FAS 140 be initially measured at fair value, if practicable. Furthermore, this standard permits, but does not require, fair value measurement for separately recognized servicing assets and liabilities in subsequent reporting periods. FAS 156 is also effective for the Company beginning January 1, 2007; however, the standard is not expected to have any impact on the Company’s financial position, results of operation or cash flows.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring in fiscal years beginning after September 15, 2006. This standard is not expected to impact the Company.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and requires the retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The retrospective application of the change would be limited to the direct effects of the change, and indirect effects would be recognized in the period of the accounting change.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, (“SFAS No. 151”) which requires that abnormal amounts of idle facility expense, freight, handling costs, and wasted material be recognized as current-period charges. This Statement also introduces the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overhead must be recognized as an expense in the period in which it is incurred. The Statement was effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 did not have a material impact on the Company’s results of operations, cash flows, and financial position.

Note 2—Acquisition

On March 31, 2004 the Company’s business, as described in Note 1, was acquired from New Industries Corporation for $85,535,962, of which $82,000,000 was paid in cash. On the same date, the Holdings issued 100,000 shares of common stock value at $10,000,000 to Fitness Foods, Inc. (“FFI”) in exchange for certain of FFI’s assets as part of a contribution agreement between FFI and the Holdings. These transactions have been accounted for as a business combination under SFAS No. 141, “Business Combinations” (“SFAS 141”) and the result of operation of GFA Ohio and FFI are included in the consolidated financial statement since the date of acquisition. Pursuant to SFAS 141, Holdings was the acquiring entity in the business combination (which Holdings accounted for as a purchase) because Holding’s’ stockholders other than the FFI stockholders control over 82% of Holding’s voting stock. The net purchase price, including expenses directly related to the transaction of approximately $11,604,000, was approximately $107,139,000. The consideration for this transaction was raised through the issuance of common shares, the acquisition of a revolving line of credit and two term loans, and certain affiliated debt.

In connection with the incorporation of the Holdings and the acquisition of GFA Brands, Inc. and certain of the assets of FFI, Holdings authorized 700,000 and issued 533,163 Class A-1 common shares valued at $533, and authorized 100,000 and issued 59,240 Class L common shares valued at $59 and the initial capitalization was $63,603,532.

The following is a summary of the estimated fair value of the assets acquired and the liabilities assumed at the date of acquisition:

	New Industries Corp or GFA Ohio	FFI Contribution	Total
Working capital assets	$17,504,613	$4,495	$17,509,108
Property and equipment	132,646	6,480	139,126
Trademark inclusive of patent technology	7,010,975	9,989,025	17,000,000
Goodwill	75,213,104	—	75,213,104
Other assets	12,000	—	12,000
Working capital liabilities	(2,733,844)	—	(2,733,844)

	$97,139,494	$10,000,000	$107,139,494

Unaudited proforma historical results for the year ended December 31, 2004, as if this acquisition had been completed as of January 1, 2004, are estimated to be as follows:

(000’s)
Net sales	$83,999

Net income	$4,357

Note 3—Major Customer

The Company has one major customer that accounted for approximately 13.8% of sales for the three months ended March 31, 2007. The aggregate accounts receivable from this customer amounted to approximately $1 million of the total accounts receivable at March 31, 2007. For the three months ended March 31, 2006, the Company had two major customers that accounted for approximately 24.4% of sales and approximately 19.5% of total accounts receivable.

Note 4—Intangible Assets

The following is a summary of intangible assets acquired and goodwill as of March 31, 2007 and 2006:

	March 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Not subject to amortization:
Trademarks, inclusive of patented technology	$17,000,000	$—	$17,000,000
Goodwill	75,213,104	—	75,213,104

	$92,213,104	$—	$92,213,104

	December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Not subject to amortization:
Trademarks, inclusive of patented technology	$17,000,000	$—	$17,000,000
Goodwill	75,213,104	—	75,213,104

	$92,213,104	$—	$92,213,104

Deferred financing costs—subject to amortization	$2,899,079	$1,945,123	$953,956

The estimated aggregate amortization for deferred financing costs for the year ended December 31, 2007 is expected to be $953,956. The debt was repaid in full on February 28, 2007 and the remaining deferred financing costs were expensed at that time.

Note 5—Long-Term Debt

In March 2004, the Company’s wholly owned subsidiary, GFA Brands, Inc., entered into an agreement with a bank that provided for a revolving credit facility, through September 2009, of up to $5,000,000 with interest at LIBOR plus or the Federal funds effective rate plus, as determined by the Company. The LIBOR margin ranged from 3.5% to 4.5% and the Federal funds effective margin ranged from 2% to 2.5% based on the ratio of the Company’s total funded debt to adjusted EBITDA ratio. The revolving credit facility was subject to an unused commitment fee of 0.5% per annum based on the average aggregate amount of available borrowings.

The agreement also provided for term loan A and term loan B notes in an aggregate amount of $32,500,000 and $7,500,000, respectively. The term loan A notes were payable through September 30, 2009, with quarterly payments commencing June 30, 2004. The term loan B notes were payable through March 31, 2010, with quarterly payments commencing June 30, 2007. Interest rates on both term loans were consistent with those applicable to the revolving line of credit.

In May 2005, GFA Brands, Inc. entered into an amended credit agreement that, among other things, cancelled their $5,000,000 revolving credit facility, for which there were no outstanding borrowings.

Additionally, the Company’s term loan A notes and term loan B notes aggregating $27,625,000 at the time of the amendment were modified, and new term loan A notes were issued.

The new term loan A notes provide for an aggregate principal amount of $27,625,000 through March 31, 2011 with quarterly payments commencing June 30, 2005. Interest rates are at LIBOR plus 2% or the Federal funds effective rate plus 0.5%, as determined by the Company.

The Company may prepay the loans upon notice to the lender. Each prepayment will be applied to the relevant loans to reduce the remaining installments on a pro rata basis. Term loan prepayments are not available for reborrowing.

Details of the term loan notes outstanding at March 31, 2007 and December 31, 2006 are as follows:

	2007	2006
Term loan A notes:
Payable with 30-day rate at 5.35% plus 2%	$—	$4,725,000
Payable with 90-day rate at 4.22% plus 2%	—	—
Payable with 90-day rate at 4.24% plus 2%	—	—
Payable with 30-day rate at 2.4% plus 4%	—	—
Payable with 90-day rate at 2.4% plus 4%	—	—

	—	4,725,000
Term B note:
Payable with 90-day rate at 2.4% plus 4.5%	—	—

		4,725,000
Less: Current maturities	—	4,725,000

Long-term debt	$—	$—

The above debt is collateralized by all the assets of GFA Brands, Inc. and is guaranteed by Holdings. The agreement contains certain restrictive covenants, including maintenance of certain financial ratios. The term loan A notes were repaid in full during February 2007.

Note 6—Related Party Transactions

In connection with the acquisition of certain assets as discussed in Note 2, the Company has a Transitional Services Agreement with New Industries Corporation, a company controlled by the shareholders of Fitness Foods, Inc. As part of the agreement, New Industries Corporation will provide the Company certain sales and marketing, management, administrative, and operational services for a period of sixteen months from March 31, 2004 through July 31, 2005 for a total fee of $4,231,624. New Industries Corporation, has sold its food distribution business but continues to operate on a reduced scale, and is a third party and is not consolidated in the accompanying financial statements. The Company expensed $2,380,288 and prepaid $1,443,002 during the period February 5, 2004 (inception) through December 31, 2004 related to this agreement. The prepayment is included in due from related party on the accompanying balance sheet. The Company expensed the remaining amount due under this agreement during the year ended December 31, 2005 which amounted to approximately $1,850,000.

The Company amended the Transitional Services Agreement in 2005 to extend the term to the earlier of six months after a sale transaction or June 30, 2007. Base fees in connection with this agreement are $141,667 per month. In July 2006, the Transitional Services Agreement was amended to include a provision for an additional payment, an EBITDA bonus, in an amount equal to ten percent of the Company’s adjusted EBITDA for the fiscal year ending December 31, 2006. The EBITDA bonus is payable on the later of the termination of the agreement or thirty days after the receipt of audited financial statements for the fiscal year ending December 31, 2006 and is included with due to related party at March 31, 2007 and December 31, 2006.

The Company expensed approximately $425,000 during each of the three months ended March 31, 2007 and 2006 related to the base fees.

The Transitional Services Agreement also contains a provision for an additional payment, a sale bonus, in connection with the sale transaction with Boulder Specialty Brands, Inc. (Note 7), in an amount equal to five percent (5%) of the consideration that is actually received by the holders of all outstanding shares of GFA Holdings, Inc.’s Class A-1 Common Stock and Class A-2 Common Stock. Ninety percent (90%) of the non-contingent portion of the sales bonus shall be payable in cash at the closing of the sale transaction. The remainder of the sale bonus shall be payable upon the later to occur of the agreement termination date or when the consideration is actually received by the holders of the Class A-1 Common Stock and Class A-2 Common Stock. No amounts have been accrued under the sale bonus provision for the three months ended March 31, 2007, as the sale transaction is not yet complete.

The Company has also entered into an agreement with an employee for the payment of a sale bonus in the event of the successful completion of the sale of the Company. No amounts have been accrued under this sale bonus for the three months ended March 31, 2007, as the sale transaction had not been completed as of March 31, 2007.

The Company paid balances due to New Industries Corporation of $1,067,556 during the year ended December 31, 2005, in connection with certain purchase adjustments arising from the acquisition of GFA Brands, Inc. from New Industries Corporation on March 31, 2004. The Company had $11,869 due from New Industries Corporation at December 31, 2005. This amount is included in due from related party on the March 31, 2006 balance sheet and was received by the Company during 2006.

The Company has a Management Agreement with Mason Sundown Management, LLC, an entity controlled by certain shareholders of the Company. The agreement provides for management and advisory services to the Company for an annual management fee of $500,000 commencing March 31, 2004. The Company expensed $125,000 during each of the three months ended March 31, 2007 and 2006, related to this agreement.

The Company leases its New Jersey office space from Woodland Company, an entity controlled by the shareholders of Fitness Foods, Inc. The agreement provides for annual lease payments of $78,000 commencing April 1, 2004 through March 31, 2007. The Company expensed $19,500 during each of the three months ended March 31, 2007 and 2006, pursuant to the fixed annual payments under this lease agreement.

Note 7—Proposed Merger

In September 2006, the Company entered into an Agreement and Plan of Merger with Boulder Specialty Brands, Inc. (Boulder) in which Boulder Acquisition Co., a wholly-owned subsidiary of Boulder, will merge with and into the Company and the Company will become a wholly-owned subsidiary of Boulder. The Merger Agreement provides that the Company’s stockholders will be paid an aggregate of $465 million in cash, which includes the assumption of certain post-closing bonus payments, net of tax benefits, subject to certain adjustments.

Note 8—Selling, General and Administrative Expenses

The major components of the selling, general and administrative expenses for the three months ended March 31, 2007 and 2006 include the following:

	March 31, 2007	March 31, 2006
Advertising	$7,053,148	$7,131,345
Trade deal costs	3,388,296	2,981,924
Other marketing costs	2,091,648	1,794,154
Freight and handling charges	2,633,263	2,138,120
Broker commissions	981,864	776, 986
Other	2,243,553	1,778,559

	$18,391,772	$16,601,088

Note 9—Subsequent Event

On May 17, 2007, the stockholders of Boulder approved the merger as described in footnote Note 7. The merger was completed on May 21, 2007.